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                                  EXHIBIT 11.0

                           CONTROL DATA SYSTEMS, INC.
                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per share data)

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

                                         Three Months Ended          Nine Months Ended
                                      September 30, September 30, September 30, September 30,
                                          1996          1995          1996          1995

Net earnings applicable to
  common shares:
    Net earnings                     $       2,924 $        632 $       9,456 $      5,092

Primary:
  Shares for common and common share
  equivalent earnings per share (1):
    Weighted average number of
      common shares outstanding         13,682,251   12,762,272    13,454,088   12,896,545
    Dilutive effect of outstanding
      stock options and warrants           903,700      302,003     1,033,938            0

                                        14,585,951   13,064,275    14,488,026   12,896,545

Net earnings per common share
  and common share equivalents       $        0.20 $       0.05 $        0.65 $       0.40

Fully Diluted:
  Shares for common and common share
  equivalent earnings per share (2):
    Weighted average number of
      common shares outstanding         13,682,251   12,762,272    13,454,088   12,896,545
    Dilutive effect of outstanding
      stock options and warrants         1,056,565      724,345     1,139,221      730,409

                                        14,738,816   13,486,617    14,593,309   13,626,954

Net earnings per common share
  and common share equivalents       $        0.20 $       0.05 $        0.65 $       0.37

(1) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the average market price of the Company's shares during each period.

(2) Outstanding stock options, warrants, and shares issuable under employee stock purchase plans are converted to common share equivalents by the treasury stock method using the greater of the average market price or the period-end market price of the Company's shares during each period.
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